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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         TELEDYNE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials. *
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

* $500 Fee paid previously in connection with the filing of materials pursuant to Section 240.14a-11(c) on February 24, 1995


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FOR IMMEDIATE RELEASE                   CONTACT: Rosanne O'Brien
                                                 Teledyne, Inc.
                                                 310/551-4265

                                                 Fred Spar
                                                 Adam Weiner
                                                 Kekst and Company
                                                 212/593-2655


                    TELEDYNE, INC. ISSUES STATEMENT


Los Angeles, California, March 28, 1995 -- Teledyne, Inc. (NYSE:TDY) said today it will shortly be mailing proxy materials to its shareholders for the Company's April 26, 1995 Annual Meeting. In connection with the mailing, the Company stated that Teledyne has always had one overriding objective: building value for ALL Teledyne shareholders.

Teledyne's Board and management are pursuing aggressive business plans across all operating units to generate profitable growth for the balance of the 1990s and beyond.

While the Company believes that substantial shareholder value will be created through execution of its business plan, it is committed to determining whether a sale of the Company or other transaction will achieve superior value for Teledyne's shareholders.

The Company has:

*    commenced a process to solicit offers for the possible sale of Teledyne;
* retained the investment banking firm of Goldman Sachs & Co. to assist in this process;
* received and is responding to expressions of interest from third parties other than WHX Corporation;
* is providing WHX Corporation the opportunity to participate in the process on the same basis as any other bidder.

In view of the decision to solicit offers, the Company has requested WHX Corporation to terminate its announced proxy contest so that Teledyne is not distracted from its principal objective -- namely maximizing the value of Teledyne for the benefit of all of its shareholders.

Teledyne, Inc., headquartered in Los Angeles, is a diversified manufacturing corporation serving customers worldwide through 18 operating companies focused in four business segments: Aviation & Electronics; Specialty Metals; Industrial; and Consumer.

                                       ###


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                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

     The following individuals, all of whom are directors of Teledyne, Inc. ("Teledyne"), may be deemed participants in the solicitation of proxies on behalf of Teledyne's Board of Directors: Frank V. Cahouet (Chairman of the Board, Chief Executive Officer and President of Mellon Bank Corporation);
Diane C. Creel (Chairwoman, Chief Executive Officer and President of The Earth Technology Corporation); George Kozmetsky (Executive Associate for Economic Affairs, University of Texas System, and Director of IC2 Institute); Donald B. Rice (President and Chief Operating Officer of Teledyne); George A. Roberts (private investor); William P. Rutledge (Chairman of the Board and Chief Executive Officer of Teledyne); Fayez Sarofim (Chairman of the Board and President of Fayez Sarofim & Co.); and Henry E. Singleton (rancher and private investor). Each of Mr. Cahouet and Ms. Creel is the direct beneficial owner of 100 shares of Teledyne's Common Stock ("Common Stock"). Dr. Kozmetsky, either directly, through his spouse or RGK Foundation, Inc. (a charitable foundation of which he is a trustee), may be deemed to be the beneficial owner of 2,903,230 shares of Common Stock. Dr. Rice is the direct beneficial owner of 106,000 shares of Common Stock (including 70,000 shares subject to stock options exercisable within 60 days of February 17, 1995). Dr. Roberts, directly and through his spouse, may be deemed to be the beneficial owner of 428,415 shares of Common Stock. Mr. Rutledge is the direct beneficial owner of 219,000 shares of Common Stock (including 210,000 shares subject to stock options exercisable within 60 days of February 17, 1995). Mr. Sarofim, individually and through Fayez Sarofim & Co. (of which Mr. Sarofim is the majority shareholder) and the Pension and Profit Sharing Trusts of Fayez Sarofim & Co. (of which Mr. Sarofim is trustee), may be deemed to be the beneficial owner of 1,366,250 shares of Common Stock. Dr. Singleton is the direct beneficial owner of 7,272,260 shares of Common Stock. Dr. Kozmetsky disclaims beneficial ownership of the 794,509 shares of Common Stock held in the name of RGK Foundation, Inc. and the 79,000 shares of Common Stock held in his spouse's name. Dr. Roberts disclaims beneficial ownership of the 8,593 shares of Common Stock held in his spouse's name. The foregoing share ownership numbers are as of February 17, 1995. Drs. Roberts and Singleton are also beneficial owners of $852,000 and $28,000 principal amount, respectively, of Teledyne debt securities.

     Each of Messrs. Roberts, Sarofim and Singleton is a Director of both Argonaut Group, Inc. ("Argonaut") and Unitrin, Inc. ("Unitrin"), which are former subsidiaries of Teledyne. Teledyne was during 1994, and continues to be, a party to certain contracts and transactions with Argonaut, Unitrin and their respective subsidiaries. As of January 31, 1995, Teledyne's directors and executive officers beneficially owned, in the aggregate, in excess of 20% and 25% of the outstanding common stock of Argonaut and Unitrin, respectively. During 1994, Teledyne paid approximately $393,000 to Mellon Bank, N.A., a subsidiary of Mellon Bank Corporation ("MBC"), for banking services and anticipates using such banking services in the future. As of January 31, 1995, MBC or its subsidiaries may be deemed to have beneficially owned 396,000 shares of Common Stock and may have owned certain debt securities of Teledyne (including shares of Common Stock and debt securities held by MBC and its subsidiaries for their respective accounts and by trusts and other accounts over which MBC or its subsidiaries exercise investment discretion). In addition, as of February 21, 1995, Fayez Sarofim & Co., through numerous investment advisory accounts over which it may exercise investment discretion, may be deemed to have beneficially owned approximately $2.55 million principal amount of Teledyne debt securities.

     Teledyne has engaged Goldman, Sachs & Co. ("Goldman Sachs") to assist it in responding to any acquisition proposals that Teledyne may receive or other attempts to acquire control of Teledyne, for which services Goldman Sachs will be paid (i) initial fees of $1,650,000 ($150,000 of which has been paid to date) and (ii) additional fees based on the number of Teledyne nominees elected to Teledyne's Board of Directors and, if Teledyne enters into certain significant transactions, the consideration or value involved in such transactions. In connection with the provision of such services, certain general partners and employees of Goldman Sachs may assist in the solicitation of proxies on behalf of Teledyne's Board of Directors. As of March 2, 1995, Goldman Sachs owned beneficially 8,500 shares of Common Stock. In the normal course of business, Goldman Sachs regularly buy and sell securities, including Teledyne securities, for their own account and for the account of their customers, which transactions may result from time to time in Goldman Sachs having a net long or net short position in Teledyne securities.

     On March 8, 1995, Teledyne distributed a dividend to all stockholders of record as of February 15, 1995, which included one share of new Series E Cumulative Preferred Stock for each 100 shares of Common Stock. The above share ownership information does not reflect such Preferred Stock.